EXHIBIT 21.1

December 31, 2003

50.1%

Sunoco Logistics Partners L.P.

Subsidiaries of the Registrant

COMPANY NAME:	INC./ORG./REG.
Sunoco Partners LLC	Pennsylvania
Sunoco Logistics Partners L.P.	Delaware
Sunoco Logistics Partners GP LLC	Delaware
Sunoco Logistics Partners Operations L.P.	Delaware
Sunoco Logistics Partners Operations GP LLC	Delaware
Sunoco Partners Marketing & Terminals L.P.	Texas
Sunoco Pipeline L.P.	Texas
PUT, LLC	Delaware
Sunoco West Texas Gulf Pipe Line LLC	Delaware
Sunoco Partners Lease Acquisition & Marketing LLC	Delaware